AGREEMENT AND PLAN OF MERGER

Among

WILSHIRE ENTERPRISES, INC.,

NWJ APARTMENT HOLDINGS CORP.

and

NWJ ACQUISITION CORP.

Dated as of June 13, 2008

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Exhibits:

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	By-Laws of the Surviving Corporation
Exhibit C	Voting Agreement
Exhibit D	Form of Opinion of Company Counsel

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INDEX OF DEFINED TERMS

10-K	9	generally accepted accounting principles	51
Acquisition Proposal	38	Ground Lease	22
affiliate	51	Ground Leases	22
Agreement	1	Guarantors	43
beneficial owner	51	Guaranty	43
beneficially owned	51	Hazardous Materials	25
Book-Entry Shares	5	HSR Act	9
business day	51	Indemnified Party	39
Cancelled Shares	3	Intellectual Property	26
Certificate of Merger	2	IRS	13
Certificates	5	knowledge	52
Closing	1	Leases	22
Closing Date	1	Lenders	9
Code	13	Liabilities	27
Common Share	3	Liens	21
Common Stock	7	Material Adverse Effect	52
Company	1	Merger	1
Company Balance Sheet	26	Merger Sub	1
Company Disclosure Schedule	6	Non-Imputation Affidavits	43
Company Requisite Vote	34	Option	4
Company Stock Option Plans	8	Parent	1
Company Termination Fee	48	Parent Disclosure Schedule	27
Company’s Employee Benefit Plan	13	Parent Termination Fee	49
Company’s Employee Benefit Plans	13	Paying Agent	5
Confidentiality Agreement	36	Permits	19
Contracts	20	person	52
control	51	Preferred Stock	7
D&O Tail Policy	38	Proceeding	39
DGCL	1	Property Restrictions	21
Dissenting Shares	3	Proxy Statement	35
Dissenting Stockholder	3	Real Property	25
DOJ	39	Recommendation	34
Effective Time	2	Reportable Transaction	16
Employee Benefit Plan	13	Representatives	36
Environmental Damages	25	Restricted Shares	4
Environmental Requirements	25	Rights Agreement	8
ERISA	14	SEC Reports	9
ERISA Affiliate	14	Section 203	9
Estoppel Certificates	43	Solicitation Period End-Date	36
Exchange Act	9	Stockholders Meeting	34
Financing	40	subsidiaries	52
Financing Commitment	29	subsidiary	52
Former Real Property	25	Superior Proposal	38
FTC	39	Surviving Corporation	1

-iv-

Tamarac	43	Taxing Authority	18
Tax	18	Termination Date	47
Tax Affiliate	15	VDR	52
Tax Return	18	Voting Agreement	38

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 13, 2008 (this “Agreement”), among NWJ APARTMENT HOLDINGS CORP., a Maryland corporation (“Parent”), NWJ ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and WILSHIRE ENTERPRISES, INC., a Delaware corporation (the “Company”).

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement,

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, or at such other place as shall be mutually agreed by the parties hereto, as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

(b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the by-laws of the Company shall be amended so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

Section 1.5 Directors and Officers. The Company shall use its best efforts to cause the directors of the Company immediately prior to the Effective Time to submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Conversion of Common Stock. Each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (each, a “Common Share”), other than (A) any Cancelled Shares (as defined herein) and (B) any Dissenting Shares (as defined herein), shall be converted into the right to receive the Merger Consideration (as defined below) in cash, without interest, payable to the holder thereof upon surrender of such Common Shares in the manner provided in Section 2.3, less any required withholding taxes. The parties intend that to the extent the Merger Consideration is financed using cash of the Company or the proceeds from borrowings by Merger Sub or the Company or its subsidiaries, the Merger be treated for tax purposes as if the Company had redeemed its stock to the extent that the Merger Consideration is attributable to such cash or proceeds. "Merger Consideration" means $3.88.

(b) Parent, Merger Sub and Company-Owned Shares. Each Common Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, if any, or that is held in treasury by the Company immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any Common Shares which are issued and outstanding immediately prior to the Effective Time and are held by a person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of Common Shares to require appraisal of their Common Shares (“Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, and the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal in respect of its Common Shares, in any case pursuant to Section 262 of the DGCL, such Common Shares shall be deemed to be converted as of the Effective Time into the right to receive the applicable Merger Consideration for each such Common Share in accordance with the provisions of this Agreement. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands for appraisal of Common Shares received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or compromise, or offer to settle or compromise, any such demands.

Section 2.2 Treatment of Options and Restricted Shares.

(a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Common Shares (an “Option”) granted under any Company Stock Option Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive a payment in cash, without interest, equal to the product of (A) the number of Common Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Common Share previously subject to such Option, less any required withholding taxes. The Common Shares subject to Options having an exercise price less than the Merger Consideration shall be referred to as the “Cashed-Out Options”. At the Closing the Company shall deliver to Parent agreements executed by each holder of an outstanding Option cancelling such option and otherwise agreeing to receive the payments, if any, provided for in this Section 2.2(a). The Surviving Corporation shall pay the holders of Options the cash payments described in this Section 2.2(a) on or as soon as reasonably practicable after the Closing Date, but in any event within two (2) business days thereafter.

(b) Each Common Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Option Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions immediately prior to the Effective Time and at the Effective Time each such Restricted Share shall be converted as if it were a Common Share into the right to receive the Merger Consideration in accordance with Section 2.1, less any required withholding taxes which withholding taxes shall be paid by the Paying Agent to the Company.

Section 2.3 Surrender of Shares.

(a) At or prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with the Company’s transfer agent or such other person selected by Parent and who is reasonably acceptable to Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this ARTICLE II. At or immediately prior to the Effective Time, Merger Sub shall deposit with the Paying Agent in trust for the benefit of holders of Common Shares, sufficient funds to immediately pay the aggregate Merger Consideration. Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time (and in any event within two (2) business days thereafter), the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Common Shares (the “Certificates”) or (ii) Common Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates, or in the case of Book-Entry Shares the surrender of such Book-Entry Shares, for payment of the applicable Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Common Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or Book-Entry Share shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this ARTICLE II.

(c) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Common Shares for the Merger Consideration.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Common Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE II.

(e) Notwithstanding anything in this Agreement to the contrary, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Common Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined herein) laws.

(f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the reasonable replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Common Shares represented by such Certificate pursuant to this ARTICLE II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent and Merger Sub a disclosure schedule (the “Company Disclosure Schedule”) with numbered sections corresponding to the relevant sections in this Agreement. Any exceptions or qualifications set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to other applicable representations, warranties and covenants contained in this Agreement if the applicability of such exceptions or qualifications to any other applicable representation, warranty or covenant would be readily apparent to a person reviewing the Company Disclosure Schedule, regardless of whether an explicit reference to such representation, warranty or covenant is made. The Company hereby represents and warrants to Parent and Merger Sub that except as set forth on the Company Disclosure Schedule:

Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, each of which is listed in Section 3.1 of the Company Disclosure Schedule.

Section 3.2 Certificate of Incorporation and By-Laws; Minute Books. The Certificate of Incorporation and By-Laws in the form attached to Section 3.2 of the Company Disclosure Schedule are the Certificate of Incorporation and By-Laws of the Company as in effect on the date of this Agreement. The minute books of the Company and each of its subsidiaries contain true, complete and accurate records of all meetings and consents in lieu of meetings of their respective Boards of Directors, and any committees thereof (or persons performing similar functions), since the time of their respective organizations. The stock books of the subsidiaries are true, complete and accurate.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth each direct and indirect subsidiary of the Company. Each of the Company’s subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in Section 3.3 of the Company Disclosure Schedule and has the requisite corporate or limited liability company power to carry on its business as it is now being conducted. Each such subsidiary of the Company is duly qualified as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, each as set forth in Section 3.3 of the Company Disclosure Schedule. All of the outstanding shares of capital stock or limited liability company interests, as applicable, of each of the Company’s subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly owned subsidiary of the Company, free and clear of all liens, claims, or encumbrances, and there are no proxies outstanding with respect to such shares. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of the ownership interests of the Company in its subsidiaries and in any other corporation, partnership, joint venture or other business association or entity and other than as set forth on such schedule, the Company does not, directly or indirectly, own or control or have any capital or other equity interest or participation, or any interest convertible, exchangeable or exercisable for, any capital or other equity interest or participation in, nor is the Company, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any person.

Section 3.4 Capitalization; Face Amount of Auction Rate Securities. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of the date hereof, (i) 7,926,248 shares of Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 2,087,296 shares of Common Stock were held in the treasury of the Company, (iii) no shares of Common Stock were reserved for issuance pursuant to the Company’s 1995 Stock Option and Incentive Plan and 1995 Non-Employee Director Stock Option Plan and a total of 459,525 shares of Common Stock were reserved for issuance pursuant to the 2004 Stock Option and Incentive Plan and 2004 Non-Employee Director Stock Option Plan (collectively, the “Company Stock Option Plans”), copies of which have heretofore been furnished to the Parent, (iv) 61,633 Restricted Shares have been granted under the Company Stock Option Plans and remain outstanding, of which 24,632 shares are unvested, and (v) Options to purchase 135,000 shares of Common Stock were outstanding, having been granted pursuant to the Company Stock Option Plans. As of the date hereof, no shares of Preferred Stock were issued or outstanding. Section 3.4 of the Company Disclosure Schedule sets forth a true and complete listing of all Options outstanding as of the date hereof, setting forth the names of the holders of such Options, the number of Common Shares subject to such Options and the exercise prices and vesting schedules of such Options. Pursuant to an Amended and Restated Stockholder Protection Rights Agreement, dated as of December 6, 2006, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), the Company has issued to its stockholders rights to purchase shares of capital stock of the Company. Except as set forth above and except as set forth in Section 3.4 of the Company Disclosure Schedule, there are not now, and at the Effective Time there will not be, any shares of capital stock or other equity securities of the Company or of any subsidiary of the Company issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of the Company or of any subsidiary of the Company. Except as set forth in Section 3.4 of the Company Disclosure Schedule, there are no outstanding contracts of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Company or any subsidiary of the Company. No subsidiary of the Company owns any Common Stock of the Company. As of the date hereof, the aggregate face amount of the auction rate securities held by the Company is $3,000,000.

Section 3.5 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Merger and the transactions contemplated hereby, except for adoption of this Agreement by the Company’s stockholders as described in this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

Section 3.6 No Conflicts. Except as set forth in Section 3.6 of the Company Disclosure Schedule and the Requisite Stockholder Vote, neither the Company nor any of its subsidiaries or any of their respective assets is subject to or obligated under any provision of (i) its respective certificate or articles of incorporation or by-laws, (ii) any Contract, including any mortgage, indenture or other document or instrument, (iii) any license, franchise or permit, or (iv) any law, regulation, order, judgment or decree, in each case which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any encumbrance on any of its assets would be created or suffered or which any consent is required to be obtained or notice required to be given by the Company’s execution and performance of this Agreement and consummation of the Merger. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the consummation of the Merger by the Company will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental entity, except for (i) the adoption of this Agreement by the requisite vote of the Company’s stockholders, (ii) the applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”) and state securities, takeover and “blue sky” laws, (iii) the applicable requirements of the American Stock Exchange, and (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. No filing or waiting period is required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”). No state takeover statute or similar statute or regulation or any “fair price”, “moratorium”, “business combination”, “control share acquisition” or other form of anti-takeover statute or regulation applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby, other than Section 203 of the DGCL (“Section 203”). Subject to the accuracy of the representation set forth in Section 4.10, by virtue of resolutions heretofore approved by the Company’s Board of Directors, the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby will not be subject to the restrictions on business combinations with interested stockholders otherwise applicable to the Merger, this Agreement, the Voting Agreements or the transactions contemplated hereby under Section 203 or the Rights Agreement. The Board of Directors of Company has taken such actions and votes as are necessary on its part to render the provisions of Section 203, all other applicable takeover statutes of the DGCL and the Rights Agreement inapplicable to this Agreement, the Merger, the Voting Agreements and the transactions contemplated hereby and thereby. Set forth in Section 3.6 of the Company Disclosure Schedule is a list of all indebtedness of the Company or any subsidiary including the name of each lender (the “Lenders”), the principal amount outstanding as of a recent practical date, whether or not such debt is prepayable and upon what terms, whether there is any prepayment penalty which would become due on prepayment and if such indebtedness is not prepayable, whether such indebtedness can be defeased and the terms of such defeasance.

Section 3.7 Commission Filings. The Company has heretofore delivered to the Parent (i) its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC (the “10-K”) and (ii) all other reports filed by the Company with the SEC under the Exchange Act since the initial filing of the 10-K (collectively, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and applicable to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its subsidiaries included in the SEC Reports previously provided to the Parent comply as to form in all material respects with applicable accounting requirements and published rules of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) and fairly present the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders’ equity (to the extent applicable) and statements of cash flows for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has timely filed all forms, statements and documents required to be filed by it with the SEC during the past three years. No subsidiary of the Company is required to make any filing with the SEC. Each of the Company’s Chief Executive Officer and Chief Financial Officer has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate. The Company has established and maintains disclosure controls and procedures for the purposes of Rules 13a-15 and 15d-15 of the Exchange Act in all material respects. Those disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities and such disclosure controls and procedures are effective to perform the functions for which they were established. The Company’s auditors and the Audit Committee of the Board of Directors have been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to sufficient deficiencies and material weaknesses. The above disclosure controls and procedures were evaluated at least one time prior to December 31, 2007.

Section 3.8 Absence of Certain Changes or Events. Since December 31, 2007, except as set forth in Section 3.8 of the Company Disclosure Schedule or SEC Reports filed prior to the date hereof, neither the Company nor any of its subsidiaries has (i) suffered any Material Adverse Effect or any event, change or condition likely to cause or have any such Material Adverse Effect or (ii) conducted its business and operations other than in the ordinary course of business and consistent with past practices except, subsequent to the date hereof, as permitted by Section 5.1 hereof.

(a) Without limiting the foregoing, since December 31, 2007, except as set forth in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has:

(i) amended or otherwise changed its certificate of incorporation or by-laws or any similar governing instruments;

(ii) issued, delivered, sold, pledged, disposed of or encumbered any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) the issuance of Common Shares upon the exercise of Options or in connection with other existing stock-based awards, in each case, in accordance with the terms of any Company Stock Option Plan, or (B) issuances in accordance with the Rights Plan);

(iii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

(iv) reclassified, combined, split, subdivided, redeemed, purchased or otherwise acquired any shares of capital stock of the Company (except for the acquisition of Common Shares tendered by optionees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Shares pursuant to the terms of a Company Stock Option Plan), or reclassified, combined, split or subdivided any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v) made any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or made any investment in any interest in, any corporation, partnership or other business organization or division thereof;

(vi) sold or otherwise disposed of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sold or disposed of any assets, other than sales or dispositions in the ordinary course of business or pursuant to existing Contracts;

(vii) other than in the ordinary course of business consistent with past practice, entered into or amended in any material respect or failed to renew any Contract;

(viii) authorized any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 3.8 of the Company Disclosure Schedule;

(ix) except for borrowings under the Company’s existing credit facilities, incurred or modified in any material respect in an manner adverse to the Company the terms of any indebtedness for borrowed money, or assumed, guaranteed or endorsed, or otherwise as an accommodation became responsible for, the obligations of any person, or made any loans, advances or capital contributions to any other person (other than a subsidiary of the Company), in each case, other than in the ordinary course of business consistent with past practice, pursuant to letters of credit or otherwise;

(x) except to the extent required under any Employee Benefit Plan or as required by applicable law, (A) increased the compensation or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business with respect to employees who are not directors or officers), (B) granted any severance or termination pay not provided for under any Employee Benefit Plan, (C) entered into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business and consistent with past practice with employees who are not directors or officers, (D) established, adopted, entered into or amended in any material respect or terminated any Employee Benefit Plan or (E) paid or become obligated to pay any bonus, severance or other amounts to any officer or employee;

(xi) made any change in any accounting principles, except as were appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(xii) other than in the ordinary course of business or as required by applicable law, (A) made any Tax election or change any method of accounting, (B) entered into any settlement or compromise of any Tax liability, (C) filed any amended Tax Return with respect to any Tax, (D) changed any annual Tax accounting period, (E) entered into any closing agreement relating to any material Tax or (F) surrendered any right to claim a Tax refund;

(xiii) settled or compromised any litigation, other than settlements or compromises of litigation where the amount paid did not exceed $25,000 or, if greater, the total incurred cash reserve amount for such matter, maintained by the Company on the Company Balance Sheet at December 31, 2007;

(xiv) waived any right of value material to the Company or any subsidiary of the Company;

(xv) adopted a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or any subsidiary of the Company;

(xvi) revalued any portion of its assets, properties or businesses including, without limitation, any write-down of the value of any assets or any write-off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(xvii) materially changed any of its business policies or practices;

(xviii) other than in the ordinary course of business consistent with past practice, entered into any Lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets, properties or businesses; granted or suffered any Lien on any of its assets, properties or businesses; or added or modified any debt on properties or assets; or

(xix) failed to operate its business in the ordinary course, consistent with past practices; or

(b) agreed to take any of the actions described Section 3.8(a)(i) through Section 3.8(a)(xix).

Section 3.9 Litigation and Liabilities. Except as disclosed in Section 3.9 of the Company Disclosure Schedule or SEC Reports filed prior to the date hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, properties or any former directors or officers of the Company, in their capacity as directors or officers of the Company.

Section 3.10 Employee Benefits.

(a) Section 3.10 of the Company Disclosure Schedule contains an accurate and complete list (and if not written, a description) of all of the Employee Benefit Plans which the Company, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of the Company and/or its ERISA Affiliates (referred to collectively as the “Company’s Employee Benefit Plans” and individually as a “Company’s Employee Benefit Plan”). Accurate and complete copies of all of the Company’s Employee Benefit Plans have been provided or made available to Buyer as well as the most recent determination letter issued, if any, or if none, Internal Revenue Service (“IRS”) opinion or advisory letter issued with respect to a Company’s Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), all pending applications for rulings, determination letters, opinions and no action letters filed with the Department of Labor or the IRS, summary plan descriptions, service agreements, stop loss insurance policies, if any and all related contracts and material documents (including, but not limited to, all compliance reports and testing results for the past three years), all closing letters, audit finding letters and revenue agent findings. None of Company’s Employee Benefit Plans is subject to Title IV of ERISA or Code Section 412. None of Company’s Employee Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Code Section 413(c) or 414(f). None of Company’s Employee Benefit Plans provides a self-insured health or death benefit. No leased employees (as defined in Section 414(n) of the Code) are eligible for, or participate in, the Company’s Employee Benefit Plans. None of Company’s Employee Benefit Plans promises or provides health or life benefits to retirees or former employees, except as required by Code Section 4980B, Sections 601 through 609 of ERISA, or comparable state statutes which provide for continuing health care coverage.

(b) “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other material plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

(c) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.

(d) “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes, the Company or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has (i) established, sponsored, maintained or contributed to (or has or had the obligation to contribute to) any Employee Benefit Plan, (ii) proposed any Employee Benefit Plan which it plans to establish, sponsor, maintain or to which it will be required to contribute, or (iii) proposed any changes to any of Company’s Employee Benefit Plans now in effect. Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, each of Company’s Employee Benefit Plans that provides a self-insured health benefit is subject to a stop-loss insurance policy in which the Company is an insured party and no facts exist which could form the basis for any denial of coverage under such policy.

(f) With respect to the Company’s Employee Benefit Plans, the Company and each ERISA Affiliate will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date and will have accrued (in accordance with generally accepted accounting principles) as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date. There has not been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

(g) The Company has delivered or made available to Parent an accurate and complete copy of the three most recent Annual Reports (Form 5500 series), accompanying schedules and any other material form or filing required to be submitted to any governmental agency with regard to each of Company’s Employee Benefit Plans and the most current actuarial report, if any, with regard to each of the Company’s Employee Benefit Plans.

(h) All of the Company’s Employee Benefit Plans are, and have been, operated in compliance in all material respects with their provisions and with all applicable laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each of the Company’s Employee Benefit Plans that is intended to be qualified under Section 401(a), each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code, and with respect to each of the Company’s Employee Benefit Plans that is intended to be a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, each such association has been determined by the IRS to have such status. To the knowledge of the Company, no reason exists that would cause such qualified or Section 501(c)(9) status to be revoked for any period. The Company, its ERISA Affiliates, and all fiduciaries of the Company’s Employee Benefit Plans have complied in all material respects with the provisions of the Company’s Employee Benefit Plans and in all material respects with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. None of the Company’s Employee Benefit Plans is a “MEWA” as defined in Section 3(40)(A) of ERISA. To the knowledge of the Company, no non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any of Company’s Employee Benefit Plans. Neither the Company nor any ERISA Affiliate has incurred any tax liability or civil penalty, damages, or other liabilities arising under Section 502 of ERISA, resulting from any of the Company’s Employee Benefit Plans.

(i) Except as contemplated by Section 2.2 hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from the Company or any ERISA Affiliate under any of the Company’s Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Company’s Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

(j) There are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Company’s Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of the Company, there are no facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits by any government agency of any of the Company’s Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened and, to the knowledge of the Company, there are no facts which could form the basis for any such investigation or audit.

(k) To the knowledge of the Company, no action or omission of the Company, or any ERISA Affiliate, or any director, officer, or agent thereof in any way restricts, impairs or prohibits the Company or any ERISA Affiliate, or any successor, from amending, merging, or terminating any of the Company’s Employee Benefit Plans in accordance with the express terms of any such plan and applicable law.

(l) To the knowledge of the Company, each Company’s Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and the rules and regulations issued thereunder.

Section 3.11 Taxes. The Company and each subsidiary of the Company has filed or caused to be filed timely (taking into account all available extensions) all material federal, state, local and foreign Tax Returns required to be filed by each of it and any member of its consolidated, combined, unitary or similar group (each such member, a “Tax Affiliate”). Such Tax Returns are accurate and complete in all material respects. Section 3.11 of the Company Disclosure Schedule contains an accurate and complete list of all Tax Returns actually filed by the Company or any subsidiary as of the date hereof with respect to the calendar years 2004, 2005, 2006 and 2007 of the Company and each subsidiary of the Company. Accurate and complete copies of all such federal, state, local and foreign income, sales and use Tax Returns filed by the Company and each of its subsidiaries have been delivered or made available to Parent. The Company and each of its subsidiaries has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes shown to be due in respect of the periods for which Tax Returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all Taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. The financial statements filed with the SEC Reports fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Neither the Company nor any of its Tax Affiliates nor any of its subsidiaries has any material liability for Taxes in excess of the amount so paid or accruals or reserves so established. Neither the Company nor any of its Tax Affiliates nor any of its subsidiaries is delinquent in the payment of any Tax in excess of the amount reserved or provided therefor, and, subject to completion of pending or scheduled audits, no deficiencies for any Tax, assessment or governmental charge in excess of the amount reserved or provided therefor have, to the knowledge of the Company, been threatened, claimed, proposed or assessed. With respect to each of the Company, its Tax Affiliates and its subsidiaries, (i) no waiver or extension of time to assess any Taxes has been given or requested and remains in effect on the date hereof, (ii) no audit by any taxing authority has ever been conducted, is currently pending or, to the knowledge of the Company, threatened, (iii) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received, and (iv) to the knowledge of the Company there is no reasonable basis for any Tax deficiency or adjustment to be assessed.

(a) The Company and each of its subsidiaries has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated and has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but which are not listed in Treasury Regulation Section 1.6011-4(g). A “Reportable Transaction” means any transaction listed in Treasury Regulation Section 1.6011-4(b).

(b) Neither the Company nor any subsidiary of the Company has a contract, agreement plan, or other similar type of arrangement currently in place covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code or similar provision of state or foreign law, or would constitute compensation that would not be deductible by reason of Section 162(m) of the Code or similar provision of state or foreign law. Neither the Company nor any subsidiary of the Company is obligated to make any “gross-up” or similar payment to any person on account of any Tax under Section 4999 of the Code or similar provision of state or foreign law.

(c) Neither the Company nor any subsidiary of the Company is a party to, is bound by nor has any obligation under any Tax sharing agreement or similar contract (whether or not written) or has liability for Taxes of any person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise other than the Company or its subsidiaries.

(d) Neither the Company nor any subsidiary of the Company has been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(e) The Company and each subsidiary of the Company has complied with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing authorities all amounts required. The Company and each of its subsidiaries has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes. The Company and each of its subsidiaries has collected and remitted all applicable sales, use and VAT or other similar Taxes to the applicable taxing authority.

(f) Neither the Company nor any subsidiary of the Company has agreed to make, nor is the Company or any subsidiary of the Company required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and, no Taxing Authority has proposed any such adjustment or change in accounting method. Neither the Company nor any subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date or (iv) intercompany transactions or any excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law). Neither the Company nor any subsidiary of the Company is subject to any private letter ruling of any Taxing Authority or comparable rulings of other Taxing Authorities. No power of attorney currently in force has been granted by the Company or any subsidiary of the Company concerning any Tax matter.

(g) Neither the Company nor any subsidiary of the Company has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).

(h) No employee benefit plan or other agreement, policy or arrangement between the Company or any subsidiary of the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder) would subject any person to Tax pursuant to Section 409A(1) of the Code, whether pursuant to the consummation of the transactions contemplated hereby or otherwise. Neither the Company nor any subsidiary of the Company is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code. The exercise price of any stock option issued by the Company and each subsidiary of the Company to any person was not less than the fair market value of the issuing company’s stock on the date that such stock option was granted.

(i) Neither the Company nor any subsidiary of the Company has or has ever had a permanent establishment or other taxable presence in any country other than the United States and Canada. The completion of the transactions contemplated hereunder will not trigger the realization or recognition of intercompany gain or income to the Company or any subsidiary of the Company under the federal consolidated return regulations.

(j) For purposes of this Agreement, the following terms shall have the following meanings:

“Tax”, “tax”, “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of any contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the Internal Revenue Service and any other governmental authority of any other jurisdiction responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Tax Affiliates.

Section 3.12 Information Supplied. Any SEC Report filed with the SEC or any proxy statement mailed by the Company to the holders of Common Shares after the date hereof and all amendments and supplements thereto will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and will not, at the time of (a) the filing of the SEC Report or the first mailing of any proxy statement (and respective amendments thereto) or (b) the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or Merger Sub expressly for inclusion in such proxy statement.

Section 3.13 Licenses and Permits; Governmental Notices. The Company and its subsidiaries have obtained all material licenses, registrations, approvals, certificates, authorizations, consents, franchises and permits (“Permits”) necessary to conduct their respective businesses and to own and operate their respective assets and such Permits are valid and in full force and effect. No defaults or violations exist or have been recorded in respect of any material Permit of the Company and its subsidiaries. No proceeding is pending or, to the knowledge of the Company, threatened which contemplates the revocation, limitation or non-renewal of any such material Permit.

(a) Since December 31, 2005, the Company and its subsidiaries have not received any written notice regarding, and have not been made a party to, any proceeding, investigation or arbitration brought by any governmental authority alleging that (a) the Company and its subsidiaries are in, or may be in, violation of any law, governmental regulation, order, judgment or decree (b) the Company and its subsidiaries must change any of their business practices to remain in compliance with any law, governmental regulation or order, (c) the Company and its subsidiaries have failed to obtain any license or permit required for the conduct of its business or the ownership of its assets, or (d) the Company and its subsidiaries are in default under or violation of any license or permit.

Section 3.14 Compliance with Laws. Except as set forth in Section 3.14 of the Company Disclosure Schedule, the Company and its subsidiaries have complied in a timely manner in all material respects with all federal, state, county, local or foreign statutes and laws, including common law, ordinances, orders, judgments, decrees or regulations, standards, enforceable guidelines or codes of any governmental authority, relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, the labor, equal employment opportunity, occupational safety and health, environmental waste disposal, zoning, building, environmental and antitrust laws.

Section 3.15 Insurance. During the past six years, the Company and each of its subsidiaries have been covered under insurance policies and programs which provide coverage to the Company and its subsidiaries by insurers reasonably believed by the Company to be of recognized financial responsibility and solvency. All material policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors have previously been made available for inspection by the Parent and are in full force and effect and insure against risks and liabilities customary for the businesses in which the Company and its subsidiaries are engaged and those in effect on the date hereof are listed in Section 3.15 of the Company Disclosure Schedule. Except as otherwise set forth in Section 3.15 of the Company Disclosure Schedule or SEC Reports, as of the date hereof, there are no material claims by the Company or any subsidiary of the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause other than a customary reservation of rights clause. All necessary notifications of claims have been made to insurance carriers other than those where the failure to so notify is not reasonably expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has any knowledge of any inaccuracy in any application for such policies, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Neither the Company nor any of its subsidiaries has been refused any insurance with respect to its assets, properties, or businesses, nor has any coverage been limited, by any insurance carrier to which the Company or any of its subsidiaries has applied for any such insurance or with which the Company or any of its subsidiaries has carried insurance during the last three years. Section 3.15 of the Company Disclosure Schedule sets forth the loss runs of the Company and each subsidiary of the Company for the last five years.

Section 3.16 Contracts. All contracts, agreements, commitments and other documents to which the Company or any of its subsidiaries is a party or by which the Company, any subsidiary of the Company, or any of their assets is in any way affected or bound, including all amendments and supplements thereto and modifications thereof, excluding those that (a) are terminable without premium or penalty upon no more than sixty (60) days notice or (b) involve in their entirety less than $50,000 and in cases of (a) and (b) are not otherwise material to the business (collectively, except as otherwise set forth in this Section 3.16, “Contracts”), are listed in Section 3.16 of the Company Disclosure Schedule, are legally valid and binding and in full force and effect, and the Company and each of its subsidiaries is in compliance in all material respects with all such Contracts and neither the Company nor any subsidiary of the Company has received any notice that it is in default or breach of any of the terms thereof. The Company has previously made available for inspection by the Parent through the VDR all written Contracts, except those that are identified in Section 3.16 of the Company Disclosure Schedule as available on the SEC's EDGAR website. A summary of the terms of each oral Contract is set forth on Section 3.16 of the Company Disclosure Schedule. The Company has previously provided the Parent with copies of, and Section 3.16 of the Company Disclosure Schedule identifies, any agreement with any executive officer or other key employee of the Company or any subsidiary of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any subsidiary of the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any compensation guarantee of more than $50,000 per year or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee not comparable to benefits available to employees generally. Except as set forth in the engagement letter dated January 20, 2006 between the Company and Friedman, Billings and Ramsey, as amended by Amendment 1 to Engagement Letter, dated June 15, 2006, Amendment 2 to Engagement Letter, dated October 9, 2006, Amendment 3 to Engagement Letter, dated May 24, 2007 and Amendment No. 4 to Engagement Letter effective January 18, 2008, all expenses of the Company incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to legal and accounting fees are on normal terms and do not involve any success fees, bonuses or premiums.

Section 3.17 Title to Properties; Real Property.

(a) Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company or one of its subsidiaries owns fee simple title to or leasehold title to each of the Real Properties identified on Section 3.17 of the Company Disclosure Schedule, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Liens”). Section 3.17 of the Company Disclosure Schedule sets forth each piece of Real Property owned or leased by the Company or any subsidiary of the Company, and any Real Property in which the Company or any subsidiary of the Company has any other interest, the type of interest held in such Real Property and the owner of such interest in Real Property.

(b) None of the Real Property is subject to any rights of way, written agreements, or reservations of an interest in title that are recorded or, if not recorded, of which the Company or any subsidiary of the Company has knowledge (collectively, “Property Restrictions”), except for (i) Liens and Property Restrictions set forth in Section 3.17(b) of the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property (and, to the knowledge of the Company, the Company or any subsidiary of the Company is not in default in any material respect under any such Liens or Property Restrictions), including zoning regulations, (iii) Liens and Property Restrictions disclosed on the title policies or reports or surveys obtained in connection with this Agreement and provided or made available to Parent, which Liens or Property Restrictions are set forth on Section 3.17(b) of the Company Disclosure Schedule, and (v) mechanics’, carriers’, workmen’s, repairmen’s liens and other Liens, Property Restrictions and other limitations of any kind, if any, which are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Real Property subject thereto or affected thereby, and for which adequate reserves have been made in the Company’s financial statements included in the SEC Reports filed prior to the date hereof.

(c) Except as listed in Section 3.17(c) of the Company Disclosure Schedule, the Company has made available to Parent all valid policies of title insurance in its possession insuring the Company’s or the applicable Company subsidiaries’ fee simple or leasehold title to the Real Property and no claim has been made against any such policy.

(d) Except as set forth in Section 3.17(d) to the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company directly or through the actions or inactions of their agents has (i) failed to obtain or have in full force and effect, any material certificate, permit or license from any governmental authority having jurisdiction over any of the Real Property or any agreement, easement or other right that is necessary to permit the lawful and current use and operation of the buildings and improvements on any of the Real Property or that is necessary to permit the lawful use and operation in all material respects of all driveways, parking areas, detention ponds, roads and other means of egress and ingress to and from any of the Real Property for an unlimited duration, and (ii) received notice of any violation of any laws, Lien or Property Restrictions affecting any of the Real Property issued by any party or governmental authority which has not been cured or contested in good faith and neither the Company nor any subsidiary of the Company is in material violation of any laws that pertain to the Real Property.

(e) Except as provided for in Section 3.17(e) of the Company Disclosure Schedule and to the knowledge of the Company, neither the Company nor any subsidiary of the Company has received any written notice to the effect nor has knowledge that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Real Property.

(f) Except as provided for in Section 3.17(f) of the Company Disclosure Schedule, the rent rolls for the Real Property, for each of the three months ended March 31, 2008, which previously have been made available to the Parent, list each lease or other right of occupancy that, the Company or the subsidiaries are party to as landlord with respect to each applicable piece of Real Property (the “Leases”), and are correct and complete in all respects. The Company has made available to Parent correct and complete copies of all Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company, on the one hand, nor, to the knowledge of the Company or subsidiary of the Company, any other party, on the other hand, is in default under any Lease.

(g) Except as provided in Section 3.17(g) of the Company Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental authority in connection with or relating to the Real Property including, but not limited to, a site approval, zoning reclassification, local improvement district, road improvement district, environmental remediation, abatement and/or mitigation have been performed, paid or taken, as the case may be, in accordance with applicable Laws.

(h) Section 3.17(h) of the Company Disclosure Schedule sets forth a correct and complete list of each ground lease pursuant to which the Company or any of its subsidiaries is a lessee (individually, “Ground Lease”) and collectively, “Ground Leases”). Each Ground Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or any of its subsidiaries, and (b) to the knowledge of the Company, the other parties thereto. Except as listed in Section 3.17(h) of the Company Disclosure Schedule, the Company and all of its subsidiaries have performed all obligations required to be performed by it to date under each of the Ground Leases and neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any other party, is conducting operations and/or its business in violation of laws or are they in default under any Ground Lease (and to the Company’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). Except as listed in Section 3.17(h) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has received written notice of, or given written notice of, any material default under any such Ground Lease which remains uncured. No option has been exercised under any of such Ground Leases, except options whose exercise has been evidenced by a written document as described in Section 3.17(h) of the Company Disclosure Schedule. The Company has made available to Parent a correct and complete copy of each Ground Lease and all amendments thereto.

(i) Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of any Real Property or any portion thereof or any other unexpired rights in favor of third persons to purchase or otherwise acquire any Real Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Real Property or Ground Lease or any portion thereof.

(j) Except as set forth in Section 3.17(j) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement relating to the management of any of the Real Property by a party other than the Company or any wholly owned subsidiary of the Company.

(k) Except as provided for on Section 3.17(k) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has any construction or alteration work in progress (or commitments therefor) not in the ordinary course of business or the expected cost of which would be in excess of $100,000 for any single parcel of Real Property.

(l) All of the buildings and improvements on each parcel of Real Property have been maintained in a state of good repair. Except (i) as set forth in the property condition reports delivered to Parent by EBI Consulting or (ii) as listed on Schedule 3.17(l), there are no material structural defects and there has not been any material damage or destruction to any of such buildings or improvements, reasonable wear and tear excepted.

Section 3.18 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound. Since January 1, 2007, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

Section 3.19 Environmental Matters. Except as disclosed in Section 3.19 of the Company Disclosure Schedule:

(a) Except as is customary in the operation or use of real property similar to any Real Property or Former Real Property, to the Company’s knowledge, the Company and its subsidiaries have not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property or Former Real Property for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, refining, reclaiming, recycling, dumping or disposal of any Hazardous Materials, on, under or in any Real Property or Former Real Property. Except as is customary in the operation or use of real property similar to any Real Property or Former Real Property, the Company and its subsidiaries have not transported any Hazardous Materials to, from or across any Real Property or Former Real Property. No Hazardous Materials currently are produced, incorporated in any construction on, deposited, stored or otherwise located on, under or in any Real Property or Former Real Property.

(b) To the Company’s knowledge, no Hazardous Materials have migrated from any Real Property or Former Real Property to, upon, or beneath other properties, and, to the Company’s knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties to, upon, about or beneath any Real Property or Former Real Property.

(c) No aboveground or underground improvement, including without limitation treatment or storage tank of water, gas or oil, is located on any Real Property or Former Real Property.

(d) To the best of the Company’s knowledge, all Real Property and Former Real Property and all activities conducted by the Company or its subsidiaries on the Real Property and any Former Real Property, including without limitation the use, maintenance and operation of the Real Property or Former Real Property and the use, maintenance and operation of all aboveground and underground storage tanks, with respect to the Real Property currently comply in all material respects and, at all times have complied in all material respects, with all Environmental Requirements and with respect to all Former Real Property, complied in all material respects while owned, leased or operated by the Company or any subsidiary, with all Environmental Requirements.

(e) Neither the Company or its subsidiaries nor, to the Company’s knowledge, any current or prior owner or occupant of any Real Property or Former Real Property, has received any notice or other communication concerning or has knowledge of (A) any violation or alleged violation of Environmental Requirements material to the Parent’s decision to consummate the transactions contemplated hereby individually or in connection with any other information concerning the environmental condition of the Real Property or Former Real Property, whether or not corrected, or (B) any alleged liability for Environmental Damages (as defined below) in connection with any Real Property or Former Real Property or material transported to, from or across any Real Property or Former Real Property. No writ, injunction, decree, order or judgment relating to the foregoing is outstanding. There is no lawsuit, claim, proceeding, citation, directive, summons or investigation pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries relating to any alleged violation of or liability under any applicable Environmental Requirements or the presence of any Hazardous Materials on any Real Property or Former Real Property.

(f) To the Company’s knowledge, there has been no spilling, leaking, pumping, emitting, emptying, discharging, escaping, leaching, dumping, release, or disposing of any Hazardous Materials onto any Real Property or Former Real Property.

(g) To the knowledge of the Company, no Real Property or Former Real Property nor any off-site waste disposal location to which wastes from the Real Property or Former Real Property have been taken, appear or have appeared on the United States Environmental Protection Agency’s National Priority List or in any other list, schedule, log, inventory or record, however defined, maintained by any governmental authority with respect to sites where Hazardous Materials have or may have been disposed of or where there is, has been or may be a release or threat of a release of any Hazardous Materials.

(h) To the knowledge of the Company, there are no conditions in, on, under or about any Real Property that may reasonably be expected to:

(i) materially restrict its development or use for commercial or industrial purposes;

(ii) materially increase the cost of developing, operating or maintaining the Real Property for commercial or industrial purposes;

(iii) present any material risk of harm to any persons or things on or off the Real Property; or

(iv) materially diminish or impair the value or marketability of the Real Property.

(i) For purposes of this Agreement:

(i) “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, Liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which arise out of or relate to the existence of Hazardous Materials at, upon, or beneath the Real Property or Former Real Property, migrating or threatening to migrate from the Real Property or Former Real Property or transported to, from, or across any Real Property or Former Real Property.

(ii) “Environment Requirements” means all applicable statutes, regulations, rules, ordinances, codes, policies, advisories, actions, licenses, permits, orders, approvals, plans, authorizations and similar items of all federal, state and local governmental branches, agencies, departments, commissions, boards, bureaus or instrumentalities having jurisdiction and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to the protection of health or the environment, including without limitation those that relate to the existence, handling, manufacture, treatment, storage, use, generation, release, discharge, refining, recycling, reclaiming or disposal of Hazardous Materials or the protection of the air, surface water, groundwater or land or preservation of wetlands, floodplains or other environmentally sensitive areas.

(iii) “Former Real Property” means any real property in which the Company or its subsidiaries heretofore held but no longer hold a fee, leasehold or other legal, beneficial or equitable interest, and “Real Property” means any real property in which the Company or its subsidiaries holds a fee, leasehold or other legal, beneficial or equitable interest.

(iv) “Hazardous Materials” means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (B)  that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminant” under any Environmental Requirement; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; (D) the presence of which on any Real Property or Former Real Property causes a nuisance upon any Real Property or Former Real Property or to adjacent properties or poses a hazard to the health or safety of Persons on or about any Real Property or Former Real Property; (E) the presence of which on adjacent properties constitutes a trespass by the Company or its subsidiaries; (F) that contains gasoline, diesel fuel or other petroleum hydrocarbons; (G) that contains PCBs, asbestos or urea formaldehyde foam insulation; or (H) that contains mold.

(j) The Company and its subsidiaries have complied in all material respects with all Environmental Requirements at the Real Property and Former Real Property.

Section 3.20 Rights Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or the execution and delivery of the Voting Agreements will trigger the exercisability of any right under the Rights Agreement or otherwise affect any rights or obligations under the Rights Agreement.

Section 3.21 Intellectual Property. Each of the Company and each of its subsidiaries has good title to or possesses adequate licenses or other valid rights to use all Intellectual Property (as defined in this Section 3.21) used by such entity in its business or necessary to conduct its business, free and clear of all Liens, and has paid all maintenance fees, renewals or expenses related to such Intellectual Property. To the knowledge of the Company, neither the use of such Intellectual Property nor the conduct of the businesses of the Company and its subsidiaries in accordance with each such entity’s past practice, misappropriates, infringes upon or conflicts with any Intellectual Property of any third party, except where such use or conduct would not constitute a Material Adverse Effect. No order, decree, judgment, temporary restraining order or preliminary or permanent injunction has been rendered by any governmental entity relating to such Intellectual Property. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including all (i)(a) patents, inventions, discoveries, processes, technology, know-how and related improvements; (b) copyrights and works of authorship in any media, including computer programs, databases, data and related items, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names and URLs, logos and trade dress; (d) trade secrets and proprietary or confidential information; (ii) registrations, applications, recordings, and licenses or other agreements related thereto; and (iii) rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or other legal protections related thereto.

Section 3.22 Accounts and Notes Receivable. All accounts and notes receivable reflected in the Company’s March 31, 2008 balance sheet included in the SEC Reports (the “Company Balance Sheet”) and all accounts receivable arising subsequent to March 31, 2008, have arisen in the ordinary course of business, represent valid obligations to the Company and its subsidiaries and, subject only to consistently recorded reserves for bad debts in a manner consistent with past practice, have been collected or are to the knowledge of the Company collectible in the aggregate recorded amounts thereof in accordance with their terms.

Section 3.23 Liabilities. As of March 31, 2008, the Company and its subsidiaries did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of Taxes, other governmental, regulatory or administrative charges or lawsuits brought, of a kind required by generally accepted accounting principles to be set forth on a financial statement (collectively, “Liabilities”), that were not fully and adequately reflected or reserved against on the Company Balance Sheet (less Liabilities that have been discharged in the ordinary course of business since March 31, 2008) or reflected on Section 3.23 of the Company Disclosure Schedule. To the knowledge of the Company there are no circumstances, conditions, events or arrangements that may hereafter give rise to any Liabilities, individually or in the aggregate, material to the Company or any of its subsidiaries or any successor to their respective businesses except in the ordinary course of business or as otherwise set forth on Section 3.23 of the Company Disclosure Schedule.

Section 3.24 Employees. Section 3.24 of the Company Disclosure Schedules sets forth each employee of the Company and each of its subsidiaries. Section 3.24 of the Company Disclosure Schedule identifies all agreements relating to the employment and compensation of such employees, and if such agreements are not in written form, the material terms of such agreements.

Section 3.25 Non-competition. Neither the Company nor any of its subsidiaries is, and after the Effective Time, neither the Surviving Corporation nor Parent will be (by reason or any agreement to which the Company or any of its subsidiaries is a party), subject to any non-competition or similar restriction on their respective business.

Section 3.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company, other than arrangements with Friedman, Billings and Ramsey. A true and complete copy of the engagement letter between the Company and Friedman, Billings and Ramsey has previously been delivered to the Parent. No compensation is due or payable to Friedman, Billings and Ramsay in connection with this Agreement and the transactions contemplated hereby except as set forth in such engagement letter.

Section 3.27 No Other Representations or Warranties. The Company acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in ARTICLE IV. The representations and warranties set forth in ARTICLE IV are made solely by Parent and Merger Sub, and no Representative of Parent and Merger Sub shall have any responsibility or liability related thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including any financing, and the compliance with the provisions of this Agreement will not (i) conflict with or violate the respective certificate of incorporation or by-laws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental entity, except for (i) the applicable requirements, if any, of the Exchange Act and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the American Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.4 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.5 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement. Parent and Merger Sub will take all commercially reasonable efforts to supply information necessary for the Proxy Statement as promptly as practicable.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub, other than Olympus Capital Group LLC. No compensation is due or payable to Olympus Capital Group LLC in connection with this Agreement and the transactions contemplated hereby except as set forth in such engagement letter and such compensation will be paid by the Surviving Corporation.

Section 4.7 Financing. Merger Sub has, or as of the Closing Date will have, sufficient funds to pay (i) the Merger Consideration and (ii) all of its related fees and expenses. A copy of the commitment letter dated February 15, 2008 (the “Financing Commitment”) has been made available to the Company.

Section 4.8 Operations and Ownership of Parent and Merger Sub.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 3,000 shares of common stock, par value $0.01 per share, 1,000 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.

Section 4.9 Ownership of Shares. As of the date hereof, none of Parent, Merger Sub or their respective affiliates owns (or, at any time during the past three years, owned) (directly or indirectly, beneficially or of record) any Common Shares and none of Parent, Merger Sub or their respective affiliates holds (or, at any time during the past three years, held) any rights to acquire or vote any Common Shares except pursuant to this Agreement.

Section 4.10 Certain Agreements. Other than the Voting Agreements, there are no contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

Section 4.11 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger or the transactions contemplated hereby.

Section 4.12 No Other Information. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in ARTICLE III. The representations and warranties set forth in ARTICLE III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

Section 4.13 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in ARTICLE III of this Agreement or elsewhere in this Agreement and that all other representations and warranties are specifically disclaimed. Notwithstanding any information given or made available to Parent and Merger Sub, Parent and Merger Sub are entitled to rely exclusively on the Company’s representations and warranties set forth herein.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger.

(a) Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as disclosed in the SEC Reports filed prior to the date of this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (A) the business of the Company and its subsidiaries shall be conducted in its ordinary course of business and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and material business relationships, (B) the Company shall perform its obligations under this Agreement, and (C) without limiting the foregoing, neither the Company nor any of its subsidiaries shall:

(i) amend or otherwise change its Certificate of Incorporation or By-Laws or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) the issuance of Common Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date of this Agreement, in each case, in accordance with the terms of any Company Stock Option Plan, or (B) issuances in accordance with the Rights Plan);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

(iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except for the acquisition of Common Shares tendered by optionees in connection with a cashless exercise of Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Shares pursuant to the terms of a Company Stock Option Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof;

(vi) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell or dispose of any assets, other than sales or dispositions in the ordinary course of business or pursuant to existing Contracts;

(vii) other than in the ordinary course of business consistent with past practice, enter into or amend in any material respect any Contract;

(viii) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 3.8 of the Company Disclosure Schedule;

(ix) except for borrowings under the Company’s existing credit facilities, incur or modify in any material respect in an manner adverse to the Company the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to any other person (other than a subsidiary of the Company), in each case, other than in the ordinary course of business consistent with past practice, pursuant to letters of credit or otherwise;

(x) except to the extent required under any Employee Benefit Plan or as required by applicable law, (A) increase the compensation or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business with respect to employees who are not directors or officers), (B) grant any severance or termination pay not provided for under any Employee Benefit Plan, (C) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business and consistent with past practice with employees who are not directors or officers, (D) establish, adopt, enter into or amend in any material respect or terminate any Employee Benefit Plan or (E) pay or become obligated to pay any bonus, severance or other amounts to any officer or employee other than as set forth in Section 3.24 of the Company Disclosure Schedule;

(xi) make any change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(xii) other than in the ordinary course of business or as required by applicable law, (A) make any Tax election or change any method of accounting, (B) enter into any settlement or compromise of any Tax liability, (C) file any amended Tax Return with respect to any Tax, (D) change any annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax or (F) surrender any right to claim a Tax refund;

(xiii) settle or compromise any litigation, other than settlements or compromises of litigation where the amount paid does not exceed $250,000 or, if greater, the total incurred cash reserve amount for such matter, as of the date of this Agreement, maintained by the Company on the Company Balance Sheet at March 31, 2008;

(xiv) waive any right of value material to the Company or any subsidiary of the Company;

(xv) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or any subsidiary of the Company other than the dissolution of any inactive subsidiary of the Company mutually agreed to by the Company and the Parent;

(xvi) except as may be required by generally accepted accounting principles, revalue any portion of its assets, properties or businesses including, without limitation, any write-down of the value of any assets or any write-off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(xvii) materially change any of its business policies;

(xviii) other than in the ordinary course of business consistent with past practice, enter into any lease (as lessor or lessee); sell, abandon or make any other disposition of any of its assets, properties or businesses; grant or suffer any Lien on any of its assets, properties or businesses; or

(xix) agree to take any of the actions described in Section 5.1(a)(i) through Section 5.1(a)(xviii).
(b) Between the date of this Agreement and the Effective Time, the Company will timely file all reports required to be filed under all United States securities laws and regulations and by the American Stock Exchange.

(c) Between the date of this Agreement and the Effective Time, the Company shall not, and shall cause each of is subsidiaries not to, directly or indirectly, take any action (i) to cause its representations and warranties set forth in ARTICLE III to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in ARTICLE IV to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Section 5.4 Accountant’s Work Papers. Between the date hereof and the Effective Time, the Company shall permit Parent and its advisors access to the work papers of the Company’s accountants in connection with the audit of the Company’s financial statements for fiscal year 2007.

Section 5.5 Tax Returns. The Company shall and shall cause its subsidiaries to file all Tax Returns required to be filed by each of them prior to the Effective Time.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Stockholders Meeting. The Company, acting through its Board of Directors, shall (a) as soon as reasonably practicable following the date of this Agreement, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (b) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Recommendation”) and (c) use its reasonable best efforts to obtain the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock (the “Company Requisite Vote”); provided that the Board of Directors of the Company may fail to make or may withdraw, modify or change the Recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with outside legal counsel to the Company, that such action is required by its fiduciary duties under applicable law. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1, the Company, regardless of whether the Board of Directors of the Company has approved, endorsed or recommended an Acquisition Proposal or has withdrawn, modified or amended the Recommendation, but in compliance with the DGCL, will call, give notice of, convene and hold the Stockholders Meeting as soon as reasonably practicable after the date of this Agreement and will submit this Agreement for adoption by the stockholders of the Company at the Stockholders Meeting. The Company and Parent will discuss the advisability of the Company retaining the services of a proxy solicitation company in connection with the Stockholders Meeting.

Section 6.2 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC a proxy statement (the “Proxy Statement”). Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not file the preliminary Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information.

Section 6.3 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

Section 6.4 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable law, at all reasonable business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information, including without limitation, rent rolls, as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

(b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees and other representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated June 8, 2007, between the Company and Parent (the “Confidentiality Agreement”) which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.5 Acquisition Proposals.

(a)  During the period beginning on the date of the first public announcement of this Agreement and continuing until 5:00 pm (EDT) on the date that is thirty (30) days after such date (the “Solicitation Period End-Date”) the Company shall have the right to directly or indirectly, including through its Representatives, (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more confidentiality agreements on terms no less favorable to the Company or less restrictive on such Person than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its subsidiaries that is provided to any Person given such access which was not previously made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

(b) Except as set forth in Section 6.5(a), the Company shall not, nor shall the Company authorize or permit any of its subsidiaries or any of the directors, officers, employees, attorneys or investment bankers (“Representatives”) of the Company or any of its subsidiaries to, (i) directly or indirectly, initiate, solicit or knowingly encourage any inquiries with respect to, or the making of any Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal or (v) take any action to exempt any person from the restrictions on business combinations contained in Section 203; provided, however, it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 6.5(c) or Section 6.5(d), shall not be deemed to be a breach or violation of this Section 6.5(b) or give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii).

(c) Notwithstanding anything to the contrary in Section 6.5(b), nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by Section 6.5(d) and the Company may not fail to make, or withdraw, modify or change in a manner adverse to Parent all or any portion of, the Recommendation unless permitted by Section 6.1); (ii) prior to obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a person or group who has made an Acquisition Proposal that the Board of Directors of the Company has determined in good faith to be credible if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms no less favorable to the Company or less restrictive on such person than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and furnishes such information to Parent (to the extent such information has not previously been furnished by the Company to Parent); (iii) prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any person or group and their respective Representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and any material terms thereof and the conditions to consummation so as to determine whether there is a reasonable possibility that such Acquisition Proposal could lead to a Superior Proposal; (iv) prior to obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions with any person or group and their respective Representatives who has made an Acquisition Proposal that the Board of Directors of the Company has determined in good faith to be credible (which negotiations or discussions are not solely for clarification purposes); or (v) prior to obtaining the Company Requisite Vote, (A) withdrawing, modifying or changing in any adverse manner the Recommendation (which shall be permitted only to the extent permitted by Section 6.1 or (B) recommending an Acquisition Proposal that the Board of Directors of the Company has determined in good faith to be credible, if and only to the extent that in connection with the foregoing clauses (ii), (iv) and (v)(B), the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors that, (x) in the case of clause (v)(B) above only, such Acquisition Proposal, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal, and would, if consummated, result in a Superior Proposal and (y) in the case of Clauses (ii) and (iv) above only, such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. The Company shall also promptly notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include a copy of the Acquisition Proposal.

(d) Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that did not otherwise result from a breach of Section 6.5 that such proposal is a Superior Proposal, the Company or its Board of Directors may terminate this Agreement concurrently with entering into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company prior to terminating this Agreement shall have provided Parent with at least three (3) Business Days prior written notice of the Company’s decision to terminate, such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such proposal is subject to any material conditions and provide a copy thereof to Parent and Parent is afforded an opportunity during such three Business Days to match or exceed the terms of such Superior Proposal. An election by the Company to terminate this Agreement pursuant to this Section 6.5(d) shall be void and of no force or effect unless or until the Company enters into a definitive agreement with respect to such Superior Proposal and pays to Parent the Company Termination Fee.

(e) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any bona fide written proposal solicited pursuant to Section 6.5(a) or any unsolicited bona fide written proposal or offer from any person or group of persons (other than Parent, Merger Sub or their respective affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 15% or more of any class or series of Company securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

(ii) “Superior Proposal” means an Acquisition Proposal involving (A) assets that generate 60% of the consolidated total revenues, or (B) assets that constitute 60% of the consolidated total assets of the Company and its subsidiaries or (C) 60% of the total voting power of the equity securities of the Company, in each case that the Board of Directors of the Company in good faith determines would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (x) after consultation with a financial advisor and (y) after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby.

Section 6.6 Voting Agreements. Concurrently herewith, each director and officer of the Company and the Estate of Siggi B. Wilzig has entered into a Voting Agreement (the “Voting Agreement”) dated as of the date hereof, in the form attached hereto as Exhibit C, agreeing (i) not to sell his, her or its shares in the Company prior to the Stockholders Meeting and (ii) to vote his, her or its shares in the Company in favor of adoption of this Agreement.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The Company may, and in any event, Parent will cause the Surviving Corporation to, purchase, at or prior to the Effective Time, a six-year prepaid directors and officers liability insurance “tail policy” for the Company’s existing directors and officers as shall be approved by Parent and the Company (the “D&O Tail Policy”). For a period of six years following the Effective Time, Parent agrees, and agrees to cause the Surviving Corporation and its subsidiaries, to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries prior to the date hereof and which are listed in Section 3.16 of the Company Disclosure Schedule and to provide exculpation, indemnification and reimbursement of expenses to the Company's existing and former officers and directors on terms no less favorable than those provided in Articles Eleventh and Seventeenth of the certificate of incorporation and the by-laws of the Company as in effect on the date hereof whether or not a comparable provision is contained in the Certificate of Incorporation of the Surviving Corporation.

(b) Notwithstanding anything herein to the contrary, if a present or former officer of director of the Company or any of its subsidiaries (an “Indemnified Party”) is a party to or is otherwise involved (including as a witness) in any threatened or pending claim, action, suit, proceeding or investigation whether civil, criminal or administrative (“Proceeding”) (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such Proceeding.

(c) This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and legal representatives.

Section 6.8 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. Each party shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; provided, however, that a party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

(b) In furtherance and not in limitation of the covenants of the parties contained above, if any objections are asserted with respect to the transactions contemplated by this Agreement under any antitrust law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent and the Company shall use its reasonable commercial efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement; provided, however, that neither Parent nor any of its affiliates shall be required to (i) divest, hold separate (including by trust or otherwise) or otherwise dispose of, sell, assign or transfer any of their respective businesses, assets, investments, securities or rights of any kind or nature or (ii) defend, contest or resist any action or proceeding or seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

Section 6.9 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 6.10 Parent Financing.

(a) Parent shall use its commercially reasonable best efforts to obtain the financing (the “Financing”) pursuant to the terms and conditions set forth in the Financing Commitment. Parent shall notify the Company if at any time prior to the Closing Date the Financing Commitment shall expire or be terminated, modified or amended for any reason. Parent shall not amend the Financing Commitment without the Company's prior consent except to increase the amount of such Financing; provided, however, no such increase in the Financing shall be deemed part of the Financing for purposes of satisfying Section 7.2(d). The Parties acknowledge that the Financing Commitment expired prior to the date of this Agreement. Parent shall use its commercially reasonable best efforts to obtain a renewal, extension or reissuance of such Financing Commitment as soon as practicable after the date hereof, but in no event later than the first date on which the Company has the right, under applicable federal securities laws, to mail the Proxy Statement to stockholders in connection with the Stockholders Meeting. The Company shall provide, and shall cause its subsidiaries to, and shall use commercially reasonable efforts to cause the respective officers, employees and Representatives, including legal and accounting, of the Company and its subsidiaries to provide, all cooperation reasonably requested by Parent in connection with (i) the Financing, including providing such access and documentation and taking such action as is specified in the Financing Commitment and (ii) the satisfaction of the conditions in the Financing Commitment that require action by the Company.

(b) If the Financing Commitment expires, is terminated or otherwise becomes unavailable prior to the Closing, in whole or in part, for any reason, Parent shall (i) immediately notify the Company of such expiration, termination or other unavailability and the reasons therefor and (ii) provided that the reasons therefor are unrelated to any representation or warranty of Company contained herein being untrue or incorrect or any breach by Company of any of its obligations hereunder, or otherwise attributable to the performance of the Company, use commercially reasonable best efforts promptly to arrange for alternative financing to replace the Financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement provided, however, Parent shall have no obligation to obtain or consummate any Financing on terms less favorable or more onerous than those contained in the Financing Commitment.

(c) Parent has advised the Company that in order to consummate the Financing, the applicable lenders will require certain representations and warranties about the Company and its subsidiaries and certain facts and levels of performance to be true and correct notwithstanding that as between Parent and the Company, the conditions set forth in Section 7.2(a) shall have been met. Parent has no obligation to cure any matters relating to the Company and its subsidiaries in connection with its obligation to obtain the Financing and the Company acknowledges and accepts that the Financing may not be consummated and the condition set forth in Section 7.2(d) may not be satisfied as a result of matters relating to the Company and its subsidiaries and their respective businesses and assets, notwithstanding the Company’s, Parent’s and Merger Sub’s compliance with the terms of this Agreement and the Financing Commitment and the Company accepts this fact.

Section 6.11 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

Section 6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and after the Merger the Surviving Corporation, to perform their respective obligations under this Agreement.

Section 6.13 Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby. Nothing in this Section 6.14 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 6.14 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Advice of Changes. The Company shall give prompt written notice to the Parent of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate in any material respect, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; (ii) any material failure of the Company or of any officer, director, employee, consultant or agent of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; (iii) any event of which it has knowledge which will result, or in the opinion of such party, has a reasonable prospect of resulting, in the failure to satisfy conditions specified in ARTICLE VII hereof; (iv) any notice of, or other communication relating to, a default (or event which, with notice or lapse of time or both, would constitute a default) received by the Company or any of its subsidiaries subsequent to the date hereof and prior to the Closing Date, under any contract or other agreement material to the Company or any subsidiary of the Company; (v) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby; (vi) any notice or other communication from any foreign, federal, state, county or local government or any other communication from any other governmental, regulatory or administrative agency or authority in connection with the transactions contemplated hereby; (vii) any adverse change material to the Company or any subsidiary of the Company, or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in a Material Adverse Effect; or (viii) any matter hereafter arising which, if existing, occurring or known at the date hereof, would have been required to be disclosed to the Parent; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the Company hereunder. Parent shall also give notice to the Company of any of the above matters as if this Section 6.15 were restated substituting Parent and Merger Sub for references to the Company.

Section 6.16 Estoppel Certificates. At least five (5) business days prior to the Closing, the Company shall deliver to Parent copies, and at the Closing, the Company shall deliver originals, of estoppel certificates from the tenants of the non-multifamily Real Property (and all guarantors of the tenant’s obligations under the Leases of such Real Property) identified in Section 6.16 of the Company Disclosure Schedule, in a form reasonably promulgated by Parent’s lenders of the Financing or any other financing for the subject property, dated not earlier than thirty (30) days prior to the Closing, and consistent with the Company’s representations made in this Agreement and containing no adverse modifications or adverse additional matters (including default or similar claims or audit requests) (the “Estoppel Certificates” ).

Section 6.17 2007 Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each of its subsidiaries required to be filed on or prior to the Closing Date, including applicable extensions (including timely filing of Tax Returns for the fiscal year ended December 31, 2007.) Any such Tax Returns shall be prepared in a manner consistent with the historic Tax accounting practices of the Company (except as may be required under applicable Tax law). The Company shall pay all Taxes shown as due on such Tax Returns. The Company shall provide to Parent copies of such Tax Returns that are to be filed on or prior to the Closing Date at least fifteen (15) calendar days prior to the due date of such Tax Returns (including applicable extensions). The Company shall accept any and all reasonable comments of Parent with respect to such Tax Returns.

Section 6.18 Tamarac. On May 23, 2008, the Company closed on the sale of the Company’s Real Property known as Tamarac Office Plaza located in Tamarac, Florida (“Tamarac”) for a total purchase price of $2,000,000. The Company deposited the sale proceeds into a 1031 account in order to qualify such sale for tax deferred treatment under Section 1031 of the Code; provided, however, that the Company shall not be responsible or liable to Parent, Merger Sub or the Surviving Corporation for (i) whether such a sale qualifies, in fact, for Section 1031 treatment under the Code or (ii) any failure of such a sale and exchange to meet the timing requirements of Section 1031 of the Code. Parent shall, within 45 days after May 23, 2008, provide written instructions to the Company identifying one or more properties for purposes of such 1031 exchange and indicating the amount of funds to be transferred from such 1031 account and the recipient of such funds, and the Company shall comply with such instructions. If no properties are identified within such 45 days and/or Parent so instructs, the Company shall cause the return of any unused funds in the account to be transferred back to the Company. Each of the parties hereto shall cooperate in order to qualify the sale of Tamarac for 1031 treatment, subject to the limitations described above.

Section 6.19 Non-Imputation Affidavits. At or prior to the Effective Time, the Company shall deliver or cause to be delivered a non-imputation affidavit for each Real Property from an applicable officer of the owner of such Real Property in reasonable and customary form required by the title company issuing title.

Section 6.20 Guaranty. Concurrently herewith NWJ Companies Inc. and Nickolas W. Jekogian III (collectively the “Guarantors”) are executing and delivering to the Company a guarantee (the “Guaranty”) of Parent’s obligations to pay the Parent Termination Fee pursuant to Section 8.2(b)(iii).

Section 6.21 Title Commitments. At or prior to the Closing, the Company shall and shall cause the subsidiaries to (a) remove as of record any mechanic's liens, judgments and franchise tax liens on the Parent's title report for the Real Property (i) arising between the effective date of such title reports and the Effective Time or (ii) that are identified in the column of Schedule 6.21 titled "Liens/Judgments" to be removed by the Company or its subsidiaries, and (b) otherwise reasonably satisfy all requirements identified in the column of Schedule 6.21 titled "Requirements" of the Company and its subsidiaries.

Section 6.22 Earnings and Profits Report. The Company shall use its commercially reasonable efforts to cause Grant Thornton LLC to provide its final report concerning the Company's accumulated earnings and profits for federal income tax purposes covering the work performed by such accounting firm through the date hereof. If Parent or Merger Sub request the Company to engage an accounting firm or other professional to perform any additional work covering this subject matter, the Company shall do so and Parent shall promptly reimburse the Company for any and all expenses incurred by the Company in so doing.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote;

(b) no suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any court of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit of invalidate the Merger or the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions or that might affect the right of the Surviving Corporation to own, operate or control, after the Closing, the assets, properties and businesses of the Company and its subsidiaries or which has, or may have a Material Adverse Effect;

(c) no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States governmental entity which prohibits, restrains or enjoins the consummation of the Merger; and

(d) the D&O Tail Policy shall be purchased pursuant to Section 6.7;

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations or warranties to be so true and correct, in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect;

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) all material consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to any contract or other agreement (including amendments and modifications thereto) with the Company or any subsidiary of the Company that may be required in connection with the performance by the Company of its obligations under this Agreement shall have been obtained, excluding any and all consents that may be required under any mortgage or other agreement related to any such mortgage listed on Schedule 3.6;

(e) Parent shall have closed the Financing or will close the Financing concurrently with the Merger in the principal amount of not less than $31,100,000;

(f) not more than ten percent (10%) of the outstanding Common Stock immediately prior to the Effective Time shall constitute Dissenting Shares;

(g) Parent shall have received the documents set forth on Schedule 7.2(g) of the Company Disclosure Schedule;

(h) Parent shall have obtained from Chicago Title Insurance Company a new title policy for each piece of Real Property, in amounts and in form and substance reasonably acceptable to Parent and the lenders of the Financing, but no Lien or Property Restriction set forth on the Company Disclosure Schedule shall be deemed reasonable grounds not to accept a title policy except any required to be removed pursuant to Section 6.21;

(i) Parent shall have received an ALTA survey for each piece of Real Property certified to the applicable lender on such Real Property on the Closing Date and Chicago Title Insurance Company, showing no material encroachment or other adverse state of facts rendering title to such Real Property unmarketable, but no (1) Lien or Property Restriction set forth on the Company Disclosure Schedule or (2) state of facts shown on the surveys identified on Schedule 7.2(i) of the Company Disclosure Schedule, shall be deemed reasonable grounds not to accept a survey except any required to be removed pursuant to Section 6.21;

(j) Parent shall have received the Estoppel Certificates;

(k) Parent shall have received certificates of good standing for the Company and each of its subsidiaries in the jurisdiction in which each is formed and each jurisdiction in which the Company or such subsidiary is qualified to do business or owns Real Property;

(l) Parent shall have received the resignation of all directors of the Company;

(m) Parent shall have received an opinion of counsel to the Company in the form attached hereto as Exhibit D; and

(n) Parent shall have received written agreements from each holder of any outstanding Option terminating such Option and agreeing to accept the consideration pursuant to Section 2.2.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect;

(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received certificates of the Chief Executive Officer or other senior executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other governmental entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such best efforts as may be required pursuant to Section 6.9 to prevent, oppose and remove such restraint, injunction or other prohibition;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is six (6) months from the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement, including pursuant to Section 6.9;

(d) by the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) prior to the adoption of this Agreement by the stockholders of the Company, in accordance with, and subject to the terms and conditions of, Section 6.5(d); or

(iii) if Parent has not obtained a renewal, extension or reissuance of the Financing Commitment by the first date on which the Company has the right, under applicable federal securities laws, to mail the Proxy Statement to stockholders in connection with the Stockholders Meeting;

(e) by Parent:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) if the Board of Directors of the Company shall have withdrawn, modified or changed the Recommendation in a manner adverse to Parent or Merger Sub or shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger; or

(iii) if the condition set forth in Section 7.2(d) has not been met and cannot, through no fault of Parent or Merger Sub, be met by the Termination Date, provided that neither Parent nor Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f) by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except as provided in Section 6.4(b), Section 6.9, this Section 8.2, Section 8.3 and ARTICLE IX, which shall survive such termination. The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.10.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $1,585,000 (the “Company Termination Fee”) to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two business days following such termination), payable by wire transfer of same day funds; or

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) and (A) at any time after the date of this Agreement and prior to the taking of a vote to adopt this Agreement at the Stockholders Meeting or any postponement or adjournment thereof an Acquisition Proposal that the Board of Directors of the Company has determined to be credible shall have been made directly to the Company’s stockholders or any person shall have publicly announced an intention to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn prior to such taking of a vote to adopt this Agreement and (B) within six months after such termination, the Company shall have consummated any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Acquisition Proposal, by wire transfer of same day funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to "15% or more” will be deemed to be references to “more than 40%”; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), then Parent shall pay the Company a fee of $2,000,000 (the “Parent Termination Fee”) in immediately available funds no later than two business days after such termination by the Company. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 8.2(b)(iii) or the guarantee thereof pursuant to the Guaranty shall be the exclusive remedy of the Company and its subsidiaries against Parent, Merger Sub, the Guarantors or any of their respective stockholders, partners, members, directors, officers or agents for any loss or damage suffered or incurred as a result of the failure of the Merger to be consummated and any breach or alleged breach by any of them of this Agreement.

(c) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred by the Parent (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts. In the event that Parent shall fail to pay the Parent Termination Fee when due, the Parent shall reimburse the Company for all reasonable costs and expenses actually incurred by the Company (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts.

Section 8.3 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, however, all costs and expenses associated with the preparation of Phase I environmental reports, title commitments, surveys, zoning reports, lien searches and property condition reports obtained in connection with the transactions contemplated hereby will be borne by the Company and all costs and expenses associated with the preparation of real property appraisals obtained in connection with the transactions contemplated hereby will be borne by the Parent. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be borne by the Company.

Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law or in accordance with the rules and regulations of the American Stock Exchange requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement.

Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. Subject to Section 8.2(a) hereof, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this ARTICLE IX.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o NWJ Companies
9 East 40th Street
New York, New York 10016
Attention: Nickolas W. Jekogian III
Facsimile: (212) 682-6571

with an additional copy (which shall not constitute notice) to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Pamela Flaherty, Esq.
Facsimile: (917) 332-3772

(b)	if to the Company:

Wilshire Enterprises, Inc.
1 Gateway Center
Newark, New Jersey 07102
Attention: Sherry Wilzig Izak, Chairman and CEO
Facsimile: 201-420-2804

with an additional copy (which shall not constitute notice) to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: Peter H. Ehrenberg, Esq. and Laura R. Kuntz, Esq.
Facsimile: (973) 597-2400

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “beneficial owner” with respect to any Common Shares means a person who shall be deemed to be the beneficial owner of such Common Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Common Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(d) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f) “knowledge” (i) with respect to the Company or any subsidiary of the Company means the actual knowledge of any officer of the Company, after due inquiry to the management company of the Company’s Real Property and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(g) “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated hereby, provided, however, that a Material Adverse Effect shall not include any change in the price of the Company’s Common Stock or facts, circumstances, events, changes, effects or occurrences (i) generally affecting the economy of the United States or (ii) generally affecting the industry in which the Company or its subsidiaries operate.

(h) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(i) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(j) “VDR” means the virtual data room maintained on the Company's behalf at Friedman Billings Ramsey, 1001 Nineteenth Street North, Arlington, VA 22209 for purposes of providing diligence materials to Parent.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Notwithstanding anything in this Section 9.4 to the contrary, under no circumstances shall the rights of any holders of Common Stock as third party beneficiaries under clause (d) of Section 9.6 be enforceable by any such holders or any other person acting for or on their behalf other than the Company (or any successor in interest thereto).

Section 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the former holders of Common Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) at and after the Effective Time, the rights of the former holders of Options and Restricted Shares to receive the payments contemplated by the applicable provisions of Section 2.2, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, and (d) prior to the Effective Time, the rights of the holders of Common Shares to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; provided, however, that the rights granted to the holders of Common Stock pursuant to the foregoing clause (d) of this Section 9.6 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance. Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity.

Section 9.11 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 9.2. Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. References to dollars of “$” are to United States of America dollars. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NWJ APARTMENT HOLDINGS CORP.,
a Maryland corporation

By:	/s/ Nickolas W. Jekogian, III
	Name:	Nickolas W. Jekogian, III
	Title:	President

NWJ ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Nickolas W. Jekogian, III
	Name:	Nickolas W. Jekogian, III
	Title:	President

WILSHIRE ENTERPRISES, INC.,
a Delaware corporation

By:	/s/ Sherry Wilzig Izak
	Name:	Sherry Wilzig Izak
	Title:	Chairman of the Board and
Chief Executive Officer